UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2009

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2009, Mr. Brian L. Roberts, the Chairman and Chief Executive Officer of Comcast Corporation (the “Company”), entered into documentation (including an amendment to his employment agreement) pursuant to which (i) the term of his employment agreement (which would have otherwise expired on June 30, 2009) was extended to June 30, 2010; (ii) Mr. Roberts agreed that he will receive no increase to his base salary in 2009; (iii) Mr. Roberts elected to relinquish his right to base salary and annual cash bonus continuation for up to five years following his death; and (iv) Mr. Roberts elected to relinquish his right to reimbursement and tax-related payments from the Company in connection with the premiums for his term life and split-dollar life insurance polices.

In addition, Messrs. Michael J. Angelakis (the Company’s Executive Vice President and Chief Financial Officer), Stephen B. Burke (the Company’s Executive Vice President, Chief Operating Officer and President of the Company’s Cable Division) and David L. Cohen (the Company’s Executive Vice President) has each agreed not to receive any increase in his base salary in 2009.

Item 9.01(d)  Exhibits.

Exhibit Number	Description
99.1	Amendment to Employment Agreement with Brian L. Roberts entered into on February 13, 2009.

99.2	Notice of Rights Waiver entered into on February 13, 2009.

99.3	Notice of Termination entered into on February 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	February 13, 2009	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President, General Counsel and Secretary